UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
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MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
March 27, 2014
To Our Stockholders:
It is my pleasure to invite you to attend the 2014 Maxwell Technologies, Inc. Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 6, 2014 at 11:00 a.m., MDT, at the Renaissance Glendale Hotel located at 9495 W. Coyotes Blvd, Glendale, AZ 85305.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of the 2014 Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.
We hope you will be able to attend the Annual Meeting to listen to a discussion of Maxwell’s business, and answer any questions you may have.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about March 27, 2014, we expect to begin mailing to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.
Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the Proxy Statement, you are urged to promptly vote in accordance with the instructions set forth on the Proxy Card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.
If you have any questions concerning the Annual Meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,
John Warwick
Interim Chief Executive Officer

NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2014
To the Stockholders of
Maxwell Technologies, Inc.:
The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on May 6, 2014 at 11:00 a.m., MDT, at the Renaissance Glendale Hotel located at 9495 W. Coyotes Blvd, Glendale, AZ 85305, for the purpose of considering and voting upon the following:

•	To elect two Class III members to the Board of Directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	To vote, on an advisory basis, on the compensation of the Company’s named executive officers as set forth in the Executive Compensation section of this Proxy Statement; and

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
The foregoing business items are more fully described on the following pages, which are made part of this notice.

WHO MAY VOTE:
The Board of Directors has fixed the close of business on March 10, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,
Kevin S. Royal
Secretary

March 27, 2014
San Diego, California
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO VOTE VIA THE INTERNET. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING”.

MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
(858) 503-3300
PROXY STATEMENT
FOR MAXWELL TECHNOLOGIES
2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2014
INTERNET AVAILABILITY OF PROXY MATERIALS
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 27, 2014, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to access your Proxy Card to vote through the Internet or by telephone.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Question: Why am I receiving these materials?

Answer:
Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question:	Why am I being asked to review materials on-line?

Answer:
Under rules adopted by the SEC, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice will be mailed to stockholders on or about March 27, 2014.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the Annual Meeting.

Question:	What information is contained in this Proxy Statement?

Answer:	The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this Proxy Statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our common stock on the close of business on March 10, 2014 are entitled to vote at the Annual Meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect two Class III members to the Board of Directors.

•	To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” for the election of two Class III directors.

•	“FOR” the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

•	“FOR” the approval of the compensation of the Company’s named executive officers.

Question:	How may I cast my vote?

Answer:
If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice, proxy card or voting instruction form you should have received from your brokerage firm or similar organization in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.
If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

Question:	May I cast my vote in person?

Answer:
Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

Question:	May I cast my vote over the Internet, by telephone or by mail?

Answer:	Voting Alternatives:

•	over the Internet at www.proxyvote.com, by following the instructions for Internet voting on the Notice or Proxy Card mailed to you;

•	by phone, by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.
If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by our transfer agent. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
If like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other similar organization rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being provided to you by such organization. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
We encourage you to vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, those who hold shares in street name will need to contact the brokerage firm, bank or other similar organization that holds their shares to obtain a legal proxy to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:
Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you hold shares in street name, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the Annual Meeting in person?

Answer:	No, we believe physical space at the Annual Meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:
The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of elections will be present at the Annual Meeting to tabulate the final vote results.

Question:	What happens if the Annual Meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. For the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for fiscal year 2014, the approval of the compensation of our named executive officers, and the approval of any other matters properly presented at the Annual Meeting, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors.

Question:	What is the deadline for voting?

Answer:
The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on May 5, 2014. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the Annual Meeting and to cast your vote in person, the polls will remain open until they are closed during the Annual Meeting on May 6, 2014. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the Annual Meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the Annual Meeting?

Answer:	Preliminary results will be announced at the Annual Meeting and final results will be published in a Form 8-K filed shortly after the meeting.

Question:	How can I communicate with the Board of Directors?

Answer:
Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123.

GENERAL INFORMATION
The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” “Maxwell,” “we” or “us”), is soliciting the enclosed proxy for use at the 2014 Annual Meeting of Stockholders to be held on May 6, 2014 at 11:00 a.m., Mountain Time, at the Renaissance Glendale Hotel located at 9495 W. Coyotes Blvd, Glendale, AZ 85305, and any adjournment or postponement thereof. This Proxy Statement was first made available on or about March 27, 2014 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Annual Meeting and any adjournment or postponement thereof.
The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, is available over the Internet or, if requested per the instructions in the Notice, will be mailed to stockholders along with this Proxy Statement. The Annual Report on Form 10-K contains, among other things, financial information regarding the Company and a discussion of business developments during the fiscal year ended December 31, 2013. It is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.
VOTING RIGHTS
The close of business on March 10, 2014 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had 29,621,060 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the NYSE on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors. For matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors. Under Delaware law, abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.
All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2015 Annual Meeting of Stockholders must be received by us no later than November 27, 2014. If a stockholder fails to give notice by this date, then the persons named as proxies by the Board for the 2015 Annual Meeting may exercise discretionary voting power regarding any such proposal. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2015 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company’s Secretary at least 60 days prior to the date of the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class III expires on the date of the Annual Meeting. The directors in Class I and Class II will continue in office until their terms expire at the 2015 and 2016 Annual Meeting of Stockholders, respectively. The directors elected in Class III at the Annual Meeting will hold office until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Holders of common stock are entitled to cast one vote for each share held for each of the two nominees for director in Class III. The two nominees receiving the greatest number of “FOR” votes will be elected directors of the Company in Class III. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. Broker non-votes will have no effect. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.
No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.
Set forth below is information with respect to nominees for director and other directors of the Company who will continue in office for terms extending beyond the Annual Meeting, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills within the past five years that led to the conclusion that they are qualified to serve as a director, their period of service as a Company director and their age. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 77 (Class III)
Mr. Guyett was appointed a Class III director in January 2000, and served as Chairperson of the Board from May 2010 to May 2011, and also from May 2003 until May 2007. He serves on the Compensation Committee and the Governance and Nominating Committee, and is the Chairperson of the Audit Committee. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. From 1990 to 2013, he was a director and chairperson of the audit committee of Newport Corp., a public company which is a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and Treasurer of the Christopher and Dana Reeve Foundation and serves on the board of a privately-held company. From 1991 to 1995, he was a director and chief financial officer of Engelhard Corp and from 1987 to 1991, he was a director and chief financial officer of Fluor Corporation.

Individual experience: Mr. Guyett, with his experience in various senior leadership positions, including chief financial officer, provides the Company with broad insight into financial and operational matters. Further, Mr. Guyett's extensive experience in international operations and his demonstrated leadership on the boards of several other companies qualify him to serve on our Audit Committee, Compensation Committee and Governance, Nominating and Strategy Committee.

Yon Yoon Jorden, 59 (Class III)
Ms. Jorden was appointed a director in Class III in May 2008. She serves on the Audit Committee and is the Chairperson of the Governance and Nominating Committee. During a business career spanning more than 25 years, she served as chief financial officer of four publicly traded companies, most recently as executive vice president and chief financial officer of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants, from 2002 to 2004. Previously she was chief financial officer of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and WellPoint, Inc., a NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Andersen & Co., where she became a certified public accountant. She currently serves as a director of Methodist Health System, a Texas-based hospital system. From 2004 to 2013, she served as a director and chairperson of the audit committee of Magnatek, Inc., a Nasdaq-listed manufacturer of digital power control systems. From 2008 to 2010, she served as a director and chairperson of the audit committee of U.S. Oncology, a leading oncology services company.

Individual experience: Ms. Jorden's extensive experience as chief financial officer of public companies in various industries provides her a tremendous depth of knowledge into financial, operational and Board oversight matters and the financial expertise required for our Audit Committee. In addition, Ms. Jorden's service on other boards provides her additional insight into board oversight matters. Ms. Jorden is a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Vote Required for Approval and Recommendation of the Board
With regard to the election of directors, the two nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors.
The Board recommends that stockholders vote FOR ALL of the nominees identified above.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2015 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 49 (Class I)
Mr. Cortes was appointed a Class I director in July 2002. He serves on the Governance and Nominating Committee. Since 1999, Mr. Cortes has been chairperson of Montena SA, a holding company that sold its Montena Components, Ltd. subsidiary to the Company in July 2002. Since 1996, he has been a director of GenTurica, AG, an asset management firm, and a partner at GroCor Asset Management AG, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Individual experience: Mr. Cortes has extensive industry experience, familiarity with the Company's High-Voltage Capacitors operations, and, having worked in the European financial industry for many years, has extensive experience in commercial finance, private equity and leveraged finance.

Roger Howsmon, 69 (Class I)
Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Compensation Committee. Since April 2013, Mr. Howsmon has been the chief operating officer of Wheatridge Manufacturing, a company specializing in the engineering, design and manufacturing of cabover trucks. Prior to this, since 2010, Mr. Howsmon was the senior advisor to the chief executive officer of the school bus division of Blue Bird Corporation, one of the world's leading bus manufacturers, which is privately held by Cerberus Capital Management. From 2007 to 2010, he served as the senior vice president and chief marketing officer of Blue Bird Corporation. Prior to this, Mr. Howsmon, as executive vice president, led the manufactured housing group of Fleetwood Enterprises, and before that, was chairperson and chief executive officer of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks. He currently serves as a director of Aura Systems, Inc., a manufacturer of mobile power solutions.

Individual experience: Mr. Howsmon's extensive experience as a senior executive of numerous companies and his broad-based international and domestic background in the areas of sales, marketing, manufacturing and distribution make him further qualified to serve as a director.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2016 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 57 (Class II)
Mr. Rossi was appointed a Class II director in November 1997 and was elected Chairperson of the Board in May 2011. He also serves on the Audit Committee and the Governance and Nominating Committee and is the Chairperson of the Compensation Committee. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, LLC, one of the most experienced private equity firms in the United States. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi's industry focus is on technology companies. He is also a member of the board of directors of Cardtronics, Inc., a public company which is the world's largest non-bank ATM operator, and is a board member of a number of private companies.

Individual experience: Mr. Rossi has experience in previous roles of chairman of the board of two other public companies, as well as having served as a member of the board of directors of several other public and private companies. Further, Mr. Rossi brings a breadth of equity experience across a wide range of industries. He has a successful record of managing equity investments in his current position with Cornerstone Equity Investors, LLC, along with extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing, all of which make him further qualified to serve as a director.

Burkhard Goeschel, 68 (Class II)
Dr. Goeschel was appointed a Class II director in February 2007. He serves on the Governance and Nominating Committee. Since January 2013, he has been senior advisor with Roland Berger Strategy Consultants, a leading global strategy consultancy. From 2007 through 2012, he was chief technology officer of MAGNA International, a leading global supplier of technologically advanced automotive systems, components and complete modules. From 2000 until his retirement in 2006, he was a member of the six-person management board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a group leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is senator and a member of the university's management board and a trustee of its Institute for Advanced Studies. Further, he is honorary president of the German Research Association for Internal Combustion Engines, is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities and was general chairperson of the Society of Automotive Engineers 2006 World Congress. In January 2013, Dr. Goeschel was honored by the State of Austria with the Great Golden Cross of the State of Austria.

Individual experience: Dr. Goeschel's global automotive industry experience, breadth of knowledge concerning the international marketplace and prior experience at BMW Group, in addition to a strong technical background and deep knowledge of the automotive market, make him further qualified to serve as a director.

David Schlotterbeck, 67 (Class II)
Mr. Schlotterbeck was appointed as a Class II director in May 2013. He serves on the Audit Committee. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Aperio Technologies, Inc., a provider of digital pathology solutions, beginning in 2011 until its sale to Danaher Corporation in 2012. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Carefusion, a global medical technology company that was spun-off from Cardinal Health, a diversified health service company, from 2009 until his retirement in 2011. Prior to the spinoff, beginning in 2008, he served as vice chairman of Cardinal Health, and, beginning in 2006, he served as chief executive officer of Cardinal Health’s Clinical and Medical Products business. He has previously held executive leadership roles at Alaris Medical Systems, Pacific Scientific Company, Vitalcom, Inc. and Nellcor, Inc. Mr. Schlotterbeck is a graduate of the General Motor Institute with a bachelor’s of science degree in electrical engineering. He also holds a master’s of science degree in electrical engineering from Purdue University. Mr. Schlotterbeck also served as a member of the board of directors of Virtual Radiologic Corporation beginning in 2008 until its sale in 2010. He currently serves as a director of the board and chairman of the compensation and CEO search committees of Juniper Networks, a leading technology company selling products and services for high-performance networks.

Individual experience: Mr. Schlotterbeck’s experience as a chief executive officer and board member of several public companies provides a history of experience in management and corporate governance leadership making him qualified to serve as a director.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee of the Board of Directors has appointed BDO USA LLP as our independent registered public accounting firm (or “independent auditors”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2014. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of BDO USA LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Change in Independent Registered Public Accounting Firms
On March 18, 2013, McGladrey LLP, our former independent registered public accounting firm, resigned. The Audit Committee did not recommend, nor was it asked to approve, McGladrey LLP’s resignation. The reports of McGladrey LLP on our financial statements for the years ended December 31, 2010 and December 31, 2011 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, and McGladrey LLP did not issue a report on our financial statements for the year ended December 31, 2012. However, on March 1, 2013, as discussed in our current report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2013, the Audit Committee of our board of directors concluded that the previously issued financial statements contained in our annual report on Form 10-K for the year ended December 31, 2011, and all unaudited quarterly reports on Form 10-Q in 2011 and 2012 (collectively, the “Prior Periods”), as well our selected financial data for the related periods, should no longer be relied upon because of errors in those financial statements. Such Form 8-K also stated that in addition to the financial statements for the Prior Periods, related press releases furnished on current reports on Form 8-K, reports and stockholder communications describing our financial statements for the Prior Periods and the report of McGladrey LLP related to the year ended December 31, 2011, should no longer be relied upon.
During the fiscal years ended December 31, 2011 and December 31, 2012 and through March 18, 2013, the date of the resignation of McGladrey LLP, we had no disagreements with McGladrey LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.
In a letter to the Audit Committee dated March 18, 2013, in which they resigned as our independent registered public accounting firm, McGladrey LLP identified the following reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K based on the results of the Audit Committee’s special investigation into our revenue recognition practices during 2011 and 2012: (i) information had come to the attention of McGladrey LLP that led them to conclude that they could no longer rely on management's representations, (ii) there were material weaknesses in our internal control over revenue recognition and potentially, more broadly, in our overall control environment and (iii) they were unable to rely on information obtained directly from certain third parties.
The Audit Committee discussed with McGladrey LLP the reasons for their resignation, and we authorized McGladrey LLP to respond fully to the inquiries of our successor independent registered public accounting firm concerning the subject matter addressed in its resignation letter.
McGladrey LLP furnished a letter to the SEC stating its agreement with certain statements made in our current report on Form 8-K filed with the SEC on March 19, 2013, which statements are not materially different than the statements made herein. McGladrey LLP’s letter is filed as an exhibit to such current report on Form 8-K.
On April 1, 2013, the Audit Committee engaged BDO USA, LLP as our independent registered public accounting firm for our fiscal years ended December 31, 2010, 2011, 2012 and 2013. During our fiscal years ended December 31, 2011 and 2012 and through April 1, 2013, we did not (nor did anyone on our behalf) consult BDO USA, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered with respect to our financial statements, in any case where BDO USA, LLP provided a written report or oral advice to us that BDO USA, LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.
The Board recommends that stockholders vote FOR the ratification of BDO USA LLP as our independent auditors for the fiscal year ending December 31, 2014.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees for professional services rendered by BDO USA LLP and the member firms of BDO, (collectively, BDO) and McGladrey LLP, our former principal accountant, for 2013 and 2012 (in thousands):

	2013	2012
	BDO	BDO (1)	McGladrey LLP
Audit Fees	$688	$1,200	$1,253
Audit-Related Fees	10	—	—
Tax Fees	—	—	—
All Other Fees	—	—	—
Total	$698	$1,200	$1,253
__________

(1)	Fees paid to BDO cover audits for the fiscal years ended December 31, 2012, 2011, and 2010. Fiscal years 2011 and 2010 had been previously audited by McGladrey LLP.
Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q and the audit of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. Audit-related fees are fees for assurance and related services performed by BDO that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits. We did not engage McGladrey LLP for any audit-related services during the fiscal years ended December 31, 2013 and 2012.
Tax Fees. We did not engage BDO or McGladrey LLP for professional services in connection with tax advice or tax planning during the fiscal years ended December 31, 2013 and 2012.
All Other Fees. We did not engage BDO or McGladrey LLP for any other professional services for the fiscal years ended December 31, 2013 and 2012.

Audit Committee Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2013, all services rendered by BDO and McGladrey LLP were pre-approved by the Audit Committee.
REPORT OF THE AUDIT COMMITTEE (1)
The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Guyett, Rossi and Schlotterbeck and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.
In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has

reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), adopted by the PCAOB in Rule 3200T.
The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.
Based on the Audit Committee’s discussions with management and the independent auditors as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements for the year ended December 31, 2013 in the Company’s Annual Report on Form 10-K, filed with the SEC on February 20, 2014.
Submitted by the following members of the Audit Committee:
Robert Guyett (Chairperson)
Yon Yoon Jorden
Mark Rossi
David Schlotterbeck

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE
Board Meetings and Committees
The Board is composed of seven members, all of whom were determined by the Board to be independent within the meaning of the NASDAQ Global Market (“NASDAQ”) listing standards. During the fiscal year ended December 31, 2013, the Board held eight meetings and each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2013 Annual Meeting of Stockholders were in attendance.
Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123.
The Board also has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Robert Guyett	X*	X	X
Mark Rossi	X	X*	X
Burkhard Goeschel, Ph.D.			X
Roger Howsmon		X
Yon Yoon Jorden	X		X*
David Schlotterbeck	X
José L. Cortes			X

X = Committee member; * = Chair

Audit Committee
The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statement reviews. The Audit Committee held twelve meetings during the fiscal year ended December 31, 2013.
All members of the Company’s Audit Committee are independent (as independence is defined in NASDAQ listing standards). Mr. Guyett and Ms. Jorden have been designated by the Board as the Audit Committee’s financial experts. The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at investors.maxwell.com.
Compensation Committee
The Compensation Committee approves the salaries and incentive compensation of employees and the compensation of directors, oversees the administration of the Company’s equity compensation plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2013. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the NASDAQ listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at investors.maxwell.com.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee of Maxwell.
Governance and Nominating Committee
The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, monitors the function of the Board and its committees regarding overall effectiveness, composition and structure, establishes a process for monitoring compliance with the Company’s Code of Business Conduct and Ethics and recommends board guidelines and policies for adoption by the Board. The Governance and Nominating Committee held four meetings during the fiscal year ended December 31, 2013.
The members of the Governance and Nominating Committee are independent of management (as independence is defined in the NASDAQ listing standards). The Governance and Nominating Committee has adopted a written Governance and Nominating Committee Charter which is available on the Company’s website at investors.maxwell.com.
When considering a potential candidate for membership on the Company’s Board, the Governance and Nominating Committee considers relevant business and other experience and demonstrated character and judgment as described in the Company’s Board Guidelines, which are posted on the Company’s website at investors.maxwell.com. There are no differences in the manner in which the Governance and Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder, as opposed to a candidate that is recommended for nomination for membership by the Governance and Nominating Committee and Board. The Governance and Nominating Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Annual Meeting.
In addition to the considerations described above, the Governance and Nominating Committee considers the composition of the Board in its evaluation of both candidates for Board membership as well as existing Board members. The Board believes that factors such as background, experience, independence, character, judgment, skills, diversity, age, race, gender and national origin as it relates to each individual Board member as well as the Board as a whole are important considerations in Board composition. The Governance and Nominating Committee believes that, as a group, the nominees above compliment the Board’s composition and bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.

The Governance and Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at investors.maxwell.com. The procedure provides that a timely notice relating to the nomination must be given in writing to the Secretary of the Company prior to the Annual Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under the section “Stockholder Proposals” in this Proxy Statement. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and include information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. Since our prior annual meeting, there have been no material changes to the procedures by which stockholders may recommend nominees to the Board.
Code of Business Conduct and Ethics
The Company’s Code of Business Conduct and Ethics applies to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Standards of Business Conduct and Ethics is posted on the Company’s website at investors.maxwell.com in English, French, German and Chinese and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123. Any changes or waivers of the Code of Business Conduct and Ethics for the Company’s Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions will be disclosed on the Company’s website.
Board Leadership Structure and Role in Risk Oversight
Our Board separates the positions of Chairperson of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly in light of the Board’s oversight responsibilities. We believe that having separate positions and having an independent outside director serve as Chairperson is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
The Board is responsible for oversight of the Company’s risk management process. The entire senior management of the Company is responsible for risk assessment activities including, identifying, prioritizing and managing risks as well as reporting and communicating on such risk management activities to the Board of Directors. A Chairperson that is independent of management adds another layer of insight to the risk assessment process by bringing a broad perspective on the Company’s goals and strategic objectives.
As part of its oversight of our Company’s executive compensation programs, the Compensation Committee considers the impact of the programs, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk assumption, to determine whether they present a significant risk to our Company.
The Compensation Committee has concluded that, for all employees, our Company’s compensation programs do not encourage excessive risk and are not likely to have a material adverse effect on the Company for the following reasons:

•
The Compensation Committee retains a degree of discretion with respect to our annual cash incentive bonus program, and uses multiple performance objectives in that program, which minimizes the risk that might be posed by the short-term variable component of our compensation programs;

•
The long-term incentive component of our compensation program, which includes the grant of restricted stock with service and performance-based vesting conditions, provides employees with an incentive to increase the value of our stock while also exposing them to downside risk, thereby encouraging behaviors that support sustainable value creation; and

•
The annual incentive bonus and long-term incentive components of our compensation program are subject to maximum achievement levels, thereby limiting the amount of these compensation components that can be earned by our executive officers. For fiscal 2013, the maximum that could be earned under the annual incentive bonus program was 150% of targeted bonus compensation, and for equity incentive awards, the maximum awards that can be earned are 200% of targeted equity compensation.

Compensation of Directors
For the fiscal year ended December 31, 2013, non-employee directors of the Company earned compensation for services provided as a director in the form of cash and equity compensation. For services in 2013, each board member earned an annual cash retainer of $50,000. In addition, the chairperson of the Board and each of the chairpersons of the committees of the Board earned additional annual cash compensation as follows: $45,000 to the Chairperson of the Board; $15,000 to the Chairperson of the Audit Committee, $12,000 to the Chairperson of the Compensation Committee; and, $10,000 to the Chairperson of the Governance and Nominating Committee. Further, each member of the committees of the Board, who does not also serve as the chairperson of a committee, earned the following annual cash compensation: $6,000 to each member of the Audit Committee and the Compensation Committee; and, $5,000 to each member of the Governance and Nominating Committee.
In addition to the cash compensation described above, each Board member receives annual compensation in the form of a restricted stock unit (“RSU”) award. In the first quarter of 2013, each non-employee director received an RSU award under the 2005 Omnibus Equity Incentive Plan covering a number of shares of our common stock determined by dividing $85,000 by the closing price of our common stock on the date of grant, rounded up to the nearest whole share.
In addition to the annual RSU awards described above, directors are eligible to receive additional equity-based awards under our equity compensation plan at the time of their election or appointment, or on a discretionary basis from time to time as determined by the Compensation Committee. In accordance with the 2013 Omnibus Equity Incentive Plan, the successor to our 2005 Omnibus Equity Incentive Plan, directors are limited to stock awards covering 30,000 shares in any calendar year, except that a director may receive a stock award covering 60,000 shares in the calendar year in which he or she is initially appointed to the Board.
The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2013, other than a director who also served as our chief executive officer and did not receive any compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (9) ($)		Total ($)
Robert Guyett	76,000	(1)	85,000	(10)	161,000
Jean Lavigne	61,000	(2)	85,000	(11)	146,000
Mark Rossi	118,000	(3)	85,000	(12)	203,000
Burkhard Goeschel, Ph.D.	55,000	(4)	85,000	(13)	140,000
José L. Cortes	50,000	(5)	85,000	(14)	135,000
Roger Howsmon	56,000	(6)	85,000	(15)	141,000
Yon Yoon Jorden	66,000	(7)	85,000	(16)	151,000
David Schlotterbeck	37,333	(8)	85,000	(17)	122,333
____________

(1)	Mr. Guyett is the Chairperson of the Audit Committee and a member of the Compensation Committee and the Governance and Nominating Committee.

(2)	Mr. Lavigne resigned as a member of the Board on December 11, 2013. During 2013, he had served as a member of the Compensation Committee and the Governance and Nominating Committee.

(3)	Mr. Rossi is the Chairperson of the Board and the Compensation Committee and is also a member of the Audit Committee, and the Governance and Nominating Committee.

(4)	Dr. Goeschel is a member of the Governance and Nominating Committee.

(5)	Mr. Cortes became a member of the Governance and Nominating Committee in December 2013, but did not receive a cash retainer for such services in 2013.

(6)	Mr. Howsmon is a member of the Compensation Committee.

(7)	Ms. Jorden is Chairperson of the Governance and Nominating Committee and a member of the Audit Committee.

(8)	Mr. Schlotterbeck joined the Board and became a member of the Audit Committee in May 2013. This amount is pro-rated to reflect his service during 2013, as described above.

(9)
The amounts in this column represent the grant date fair value of equity awards granted during the year ended December 31, 2013. The amounts for each director consist of 8,088 restricted stock units granted to each of the directors on February 14, 2013 with a grant date fair value of $85,000 per director except for Mr. Schlotterbeck who upon joining the Board on May 7, 2013 was granted 12,978 restricted stock units with a grant date fair value of $85,000.

(10)	As of December 31, 2013, Mr. Guyett held 3,000 stock options, all of which were vested and exercisable, and 8,088 unvested restricted stock units.

(11)
As of December 31, 2013, Mr. Lavigne held 3,000 stock options, all of which were vested and exercisable. Upon Mr. Lavigne's resignation from the Board on December 11, 2013, his February 14, 2013 restricted stock award of 8,088 shares vested.

(12)	As of December 31, 2013, Mr. Rossi held 3,000 stock options, all of which were vested and exercisable, and 8,088 unvested restricted stock units.

(13)	As of December 31, 2013, Dr. Goeschel held 10,000 stock options, all of which were vested and exercisable, and 8,088 unvested restricted stock units.

(14)	As of December 31, 2013, Mr. Cortes held 3,000 stock options, all of which were vested and exercisable, and 8,088 unvested restricted stock units.

(15)	As of December 31, 2013, Mr. Howsmon held 8,088 unvested restricted stock units.

(16)	As of December 31, 2013, Ms. Jorden held 8,088 unvested restricted stock units.

(17)	As of December 31, 2013, Mr. Schlotterbeck held 12,978 unvested restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, which includes our current Chief Financial Officer and our Chief Operating Officer and our former Chief Executive Officer and former Senior Vice President of Sales and Marketing, and (iv) all current directors and named executive officers of the Company as a group. Information for the officers and directors is as of March 10, 2014. The address for each individual is 3888 Calle Fortunada, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Guggenheim Capital, LLC	4,609,737	(3)	15.56%
227 West Monroe, Suite 4900, Chicago, IL 60606
Van Den Berg Management, Inc.	2,788,279	(4)	9.41%
805 Las Cimas Parkway, Suite 430, Austin, TX 78746
Blackrock, Inc.	1,845,730	(5)	6.23%
40 East 52nd Street, New York, NY 10022
	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	1,162,482	(6)	3.92%
David J. Schramm (7)	383,142	(7)	1.29%
Kevin S. Royal	179,228	(8)	*
Mark Rossi	135,658	(9)	*
Robert Guyett	97,658	(10)	*
John Warwick	93,750	(11)	*
Jean Lavigne (12)	53,568	(12)	*
Burkhard Goeschel, Ph.D.	48,991	(13)	*
Roger Howsmon	45,991	(14)	*
Yon Yoon Jorden	44,991	(15)	*
Van Andrews (16)	1,441	(16)	*
David L. Schlotterbeck	9,413	(17)	*
All current directors and named executive officers as a group (9 persons)	1,818,162	(18)	6.11%
___________

*	Less than one percent.

(1)
Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 10, 2014 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 29,621,060 shares of common stock outstanding on March 10, 2014.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Guggenheim Capital, LLC on February 13, 2014.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Van Den Berg Management, Inc. on February 13, 2014.

(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Blackrock, Inc. on January 30, 2014.

(6)
Consists of (a) 1,113,824 shares of common stock held by Montena, SA, (b) 40,658 shares of common stock held directly, (c) options to purchase 3,000 shares of common stock and (d) 5,000 shares of common stock held by Mr. Cortes’ mother-in-law. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over the shares owned by Montena, SA. Mr. Cortes disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(7)
Mr. Schramm retired from the Company on December 31, 2013. Consists of (a) options to purchase 150,000 shares of common stock, (b) 142,789 shares held in the Schramm Family Trust, (c) 44,740 shares of common stock held directly, (d) 32,213 shares of restricted stock, (e) 12,800 shares of common stock held by an IRA and (f) 600 shares of common stock held by an IRA owned by Mr. Schramm’s wife. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Schramm.

(8)	Consists of (a) options to purchase 100,000 shares of common stock, (b) 28,394 shares of common stock held directly and (c) 50,834 shares of restricted stock.

(9)	Consists of (a) 132,658 shares of common stock held directly and (b) options to purchase 3,000 shares of common stock.

(10)	Consists of 97,658 shares of common stock held in the Guyett Family Trust.

(11)	Consists of 93,750 shares of restricted stock.

(12)
Mr. Lavigne resigned as a member of the Board on December 11, 2013. Consists of 53,568 shares of common stock held directly. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Lavigne.

(13)	Consists of (a) 38,991 shares of common stock held directly and (b) options to purchase 10,000 shares of common stock.

(14)	Consists of (a) 44,991 shares of common stock held directly and (b) 1,000 shares of common stock held by an IRA.

(15)	Consists of 44,991 shares of common stock held directly.

(16)
Mr. Andrews resigned from the Company on March 1, 2013. Consists of 1,441 shares of common stock held directly. This beneficial ownership information is based on the last Form 4 that the Company filed on behalf of Mr. Andrews.

(17)	Consists of 9,413 shares of common stock held directly.

(18)	Includes options to purchase 116,000 shares of common stock which are currently exercisable or are exercisable within 60 days of March 10, 2014.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Board of Directors of the Company is providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This advisory stockholders vote, commonly known as an annual “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the Company’s fiscal 2013 executive compensation programs and policies and the compensation paid to the named executive officers as discussed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure below.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our goal is to maintain compensation programs that will fairly compensate our officers and employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incentivize future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. We believe our compensation policies and procedures demonstrate a strong link between pay and performance.
Vote Required for Approval and Recommendation of the Board
Because say-on-pay votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
The Board recommends that stockholders vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

EXECUTIVE COMPENSATION
The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Age	Position(s)
David J. Schramm	64	Former President, Chief Executive Officer and Director
John Warwick	49	Senior Vice President, Chief Operating Officer and Interim President and Chief Executive Officer
Kevin S. Royal	50	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Van Andrews	62	Former Senior Vice President, Sales and Marketing
The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2013, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and the current officers intend to do so during the fiscal year ending December 31, 2014.
Background
David J. Schramm
David J. Schramm retired from his position as President, CEO and Director effective as of December 31, 2013 and is currently serving as a senior advisor to the Company for a period of two years following his retirement. Mr. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Prior to joining Maxwell, he spent the majority of his business career in a series of senior management and engineering positions with General Motors. He started his career with the Packard Electric Division of General Motors and held several managerial positions while at Packard Electric in Warren, Ohio. Continuing his tenure with General Motors, Mr. Schramm then spent three years in the United Kingdom where he was the Managing Director for companies in both Ireland and England. Following his time in the United Kingdom, Mr. Schramm was the president and CEO of a wholly owned subsidiary of General Motors based in California, Packard Hughes Interconnect, a manufacturer of highly reliable interconnect components for the aerospace industry. From 2001 to 2006, he was president and chief executive officer of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries. During his tenure at Arrowhead, Mr. Schramm led the acquisition of operations in Italy, France and Poland, and also opened a facility in South Africa. Just prior to joining Maxwell, he was president and chief executive officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus.
Kevin S. Royal
Kevin S. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. From May 2005 until he joined Maxwell, he was senior vice president and chief financial officer of Blue Coat Systems, Inc., a previously Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. He also serves as a director of a private company.
John Warwick
John Warwick joined Maxwell as Senior Vice President and Chief Operating Officer in June 2013. Mr. Warwick is currently serving as Interim President and Chief Executive Officer following the retirement of Mr. Schramm on December 31, 2013. Before joining Maxwell he was senior vice president of operations for Emulex, a leader in network connectivity, monitoring and management, from 2006 to 2013, with responsibility for managing Emulex's global manufacturing operations in Asia, Europe, and North America. Previously he was senior vice president of operations for Lantronix Inc., from 2003 to 2006, and before that was a principal consultant for PRTM, a management consulting firm for high technology companies from 2000 to 2003. Earlier he was senior director of materials at Western Digital Corporation, a leading producer of hard disk drives, from 1997 to 2000, after progressing through a series of general management and operations management positions for companies in the personal computer industry.
Van Andrews
Van Andrews resigned from his employment with the Company effective March 1, 2013. Mr. Andrews joined Maxwell in February 2010 as Vice President of Sales. In October 2010, Mr. Andrews was promoted to Senior Vice President, Sales and Marketing. He is an experienced technology executive who has worked at several companies with global presences and both direct and indirect distribution channels.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews and discusses our compensation programs and policies for our executive officers who are required to be named in our Summary Compensation Table under the rules of the Securities and Exchange Commission. This Compensation Discussion and Analysis, which should be read together with the compensation tables and related disclosures included below, also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation decisions and programs.
Compensation Philosophy and Objectives
We recognize that our success depends to a great degree on the integrity, knowledge, creativity, and skill of our employees. Toward this end, we try to design our compensation and benefits programs in order to attract, retain and motivate talented, highly qualified and committed executive officers who will pursue the achievement of our business goals and who embody our corporate values. In doing so, we strive to make use of multiple performance measures designed to keep our executive officers focused on and committed to accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and similarly-sized organizations.
Accordingly, the principal objectives of our executive compensation programs are:

•	attracting, retaining, and motivating talented and experienced executives who are able to contribute to our long-term, sustainable success;

•	rewarding executives whose knowledge, skills, and abilities demonstrably contribute to our success; and

•	incentivizing our executives to achieve clearly defined corporate goals.
As the Compensation Committee makes its decisions regarding the Company's executive compensation programs each year, the Committee reviews individual, departmental and Company performance against individual, departmental and Company goals, and considers such qualitative and subjective factors as determined appropriate, all as discussed in more detail below. The Committee believes that long-term stockholder value is best enhanced by setting critical performance objectives and providing compensation opportunities that effectively reward management for achievement of these objectives. The Compensation Committee believes the Company's compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our employees' interests with those of our stockholders.
Prior Year Say on Pay Result
Each year, we provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay vote”). At the 2013 Annual Meeting, a substantial majority, or 95.9%, of the votes cast on the advisory say-on-pay proposal were voted in favor of the proposal. However, although the shareholder vote indicated strong support for our executive compensation programs, the Compensation Committee did implement some minor design changes to our executive compensation programs for 2013 (as more thoroughly described in the following sections). The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.
Compensation Consultant
The Compensation Committee engages in a comprehensive review and analysis of our executive compensation programs each year, normally in the first quarter of each calendar year prior to the annual administration of compensation changes, which typically occurs in February. As part of this comprehensive review, the Compensation Committee retains an independent compensation advisor to advise the Committee in matters regarding the compensation of our executive officers. The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist the Committee in reviewing executive compensation levels for 2013, in part because of its substantial experience providing independent advice regarding compensation matters to boards of directors of public companies.
The Compensation Committee instructs the compensation consultant to provide relevant market data against which to evaluate our existing compensation arrangements with our named executive officers. In consideration of the compensation consultant’s analysis, as well as other factors described below, the Compensation Committee makes such changes as it determines are appropriate to the compensation of our executive officers which typically become effective following the compensation analysis, ordinarily in February of each year.

Prior to the retention of a compensation consultant or any other external advisor, the Compensation Committee assesses the independence of such advisor from management, taking into consideration all factors relevant to such advisor’s independence, including six factors specified in the Nasdaq listing standards. Meridian has provided the Compensation Committee with appropriate assurances and confirmation of its independent status pursuant to these six factors. The Compensation Committee assessed Meridian’s independence, and believes that Meridian has been independent throughout its service for the Committee and there is no conflict of interest between Meridian and the Compensation Committee.
2013 Executive Compensation Review Process
For 2013, the Compensation Committee, with the assistance of Meridian, reviewed the 2012 peer group to ensure that all included companies continued to be relevant comparators. Based on this review, it was determined that several of the 2012 peer companies were no longer viable peers for 2013 due to merger-related activity and/or bankruptcy. Therefore, the Committee updated the peer group for 2013 to remove non-viable companies and develop a more robust peer group. For 2013, the Committee considered companies in the battery, cleantech, technology, and manufacturing industries with similar revenues and/or market capitalizations. The Committee identified eight of the 2012 peer companies that would be removed including A123 Systems, Inc., Applied Signal Technology, Inc., DDI Corp., Ener1, Inc., Energy Conversion Devices, Inc., Evergreen Solar, Inc., FuelCell Energy, Inc., and Spectrum Control, Inc. Further, the Committee identified the following eleven new peer companies: Anadigics, Inc., Cognex Corp., FormFactor, Inc., GSI Group, Inc., Measurement Specialties, Inc., Methode Electronics, Inc., Monolithic Power Systems, Inc., MTS Systems, Corp., Rudolph Technologies, Inc., Silicon Image, Inc., and Ultratech, Inc. Therefore, the following list of 23 companies constituted the 2013 peer group against which our executive compensation programs were reviewed, compared, and evaluated as a reference in setting 2013 compensation:

•	Anadigics, Inc.	•	Mercury Systems, Inc.
•	ATMI, Inc.	•	Methode Electronics Inc.
•	AZZ Inc.	•	Monolithic Power Systems Inc.
•	Capstone Turbine Corp.	•	MTS Systems Corp.
•	Cognex Corp.	•	Radisys Corp.
•	Echelon Corp.	•	Rudolph Technologies Inc.
•	Electro Scientific Industries, Inc.	•	Silicon Image, Inc.
•	Emulex Corp.	•	SL Industries, Inc.
•	FormFactor, Inc.	•	Ultralife Corp.
•	GSI Group Inc.	•	Ultratech, Inc.
•	II-VI, Inc.	•	Zygo Corp.
•	Measurement Specialties Inc.
The compensation consultant compared our 2012 executive officer compensation programs on a percentile basis against comparable positions within the 2013 peer group. For Mr. Schramm, our former Chief Executive Officer, these comparisons generally revealed that his base salary, target annual bonus, and total target cash compensation were each above the 50th percentile of the 2013 peer group, and long-term incentive compensation was below the 50th percentile of the 2013 peer group, with total target compensation below the 50th percentile of the 2013 peer group. For Mr. Royal, our Chief Financial Officer, these comparisons revealed base salary above the 50th percentile of the 2013 peer group, and target annual bonus below the 50th percentile of the 2013 peer group, with total target cash compensation above the 50th percentile of the 2013 peer group. Further, for Mr. Royal, target long-term incentive compensation was below the 50th percentile of the 2013 peer group, with total target compensation approximately at the 50th percentile of the 2013 peer group. For Mr. Andrews, our former Senior Vice President of Sales and Marketing, this comparison revealed that his base salary, target annual bonus and total target cash compensation were each slightly below the 50th percentile of the 2013 peer group, and long term incentive compensation was above the 50th percentile of the 2013 peer group, with total target compensation slightly below the 50th percentile of the 2013 peer group. Mr. Warwick was appointed as our Chief Operating Officer in June 2013 (and became our interim President and Chief Executive Officer in January 2014) and therefore was not subject to the comparison of annual review process in February 2013. Upon his initial appointment, the Compensation Committee evaluated market compensation data for similar positions in other companies as a reference point in setting Mr. Warwick's starting compensation.
In consideration of the compensation consultant's analysis undertaken in late 2012 through early 2013, the Compensation Committee used the 50th percentile of the 2013 peer group as a reference point for determining compensation for our named executive officers in February 2013. The executive compensation amounts resulting from these changes are set out below under the heading Components of Compensation.

Role of the Compensation Committee and Management in Setting Executive Compensation
As the manager of the executive team, our CEO assesses the contributions of other executives to the Company’s performance and results, and makes a recommendation to the Compensation Committee with respect to any increase in salary, cash bonus and annual equity incentive award for each executive officer other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. While the Compensation Committee considers the CEO’s recommendations, it need not adopt these recommendations and may adjust them as it determines appropriate. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions and determines any changes in his compensation in an executive session when he is not present.
The Company’s management team and human resources group also support the Compensation Committee in fulfilling its responsibilities by gathering information and performing administrative tasks.
Components of Compensation
Compensation paid to the Company’s named executive officers consists of base salary, annual cash incentive bonuses, equity incentive awards, certain contractual severance and change in control benefits, and certain perquisites.
Base Salary. We provide base salary to our executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year and to provide sufficient fixed cash compensation to allow the officers to focus on their ongoing responsibilities. In determining the base salary of executive officers, the Compensation Committee considers a variety of factors, including recommendations of the CEO (other than with respect to his own salary), the executive’s level of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies. Adjustments to base salaries are typically made effective following a review of executive compensation by the Compensation Committee in the first quarter of each year, and reflect the Compensation Committee’s evaluation of each named executive officer’s performance for the prior fiscal year.
In February 2013, the Compensation Committee approved compensation changes that resulted in base salaries for our executive officers as follows:

Name	Principal Position	Prior Base Salary ($)	New Base Salary ($)	Percentage Increase
David J. Schramm	Former President, Chief Executive Officer and Director	512,325	530,555	3.6%
Kevin S. Royal	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	322,922	334,413	3.6%
Van Andrews	Former Senior Vice President, Sales and Marketing	277,200	287,064	3.6%

Messrs. Schramm's, Royal's and Andrews' respective base salaries were increased by a percentage consistent with our normal, budgeted salary increases for 2013. Mr. Warwick's base salary was established at $360,000 at the time he was hired in June 2013 and was not adjusted again during the year. The foregoing amounts reflect actual amounts paid during 2013 for the 26 biweekly pay periods.
Annual Performance-based Cash Bonuses. Annual cash bonuses are used to reward our executive officers for the achievement of short-term Company performance goals. The program is based on achievement of annual performance targets that are established near the beginning of each year, and are subject to adjustment as the Compensation Committee deems appropriate. The Company’s targets and objectives consist of short-term operating, strategic and financial goals that, in turn, further our long-term business objectives and build stockholder value. Final calculation of the Company’s performance and determination and payment of the awards is made as soon as is practicable after completion of the Company’s fiscal year.
The 2013 incentive bonus program for our named executive officers consisted of three components related to the achievement of certain non-GAAP (explained below) operating metrics set forth in the Company’s 2013 operating plan. These operating metrics are considered critical company performance objectives, and therefore, achievement of the 2013 bonus program was aligned with these objectives to further motivate management to achieve these metrics. Specifically, the three components of bonus achievement under the 2013 incentive bonus program were as follows: 50% of the target bonus amount related to the achievement of revenues of $180.2 million, 25% related to the achievement of operating income of $15.1 million, and 25% related to the achievement of operating cash flow of $20.9 million. Non-GAAP operating results are determined by excluding certain non-recurring and non-cash items from actual financial results prepared under U.S. Generally Accepted Accounting Principles (“GAAP”). Generally, non-GAAP measures used by the Compensation Committee would exclude the impact of significant non-cash and/or non-recurring items, such as legal settlements and the impact of significant legal expenses related to legal matters. Specifically, for 2013, the Committee excluded non-cash stock-based compensation expense from non-GAAP operating income.

For determining 2013 bonus achievement, the Compensation Committee further adjusted 2013 revenues and operating income to exclude the incremental revenue and related cost of sales recorded in 2013 upon the recognition of revenue from prior year shipments, and to include revenue and related cost of sales for shipments for which revenue was not recognized at the end of 2013 because they did not meet revenue recognition criteria. These adjustment resulted in an overall decrease to 2013 revenues and operating income prepared under U.S. GAAP, for purposes of determining bonus achievement. These revenue and cost of sales adjustments were primarily related to the restatement of our 2011 and 2012 financial statements that occurred in 2013, and delayed the recognition of revenue on certain 2011 and 2012 shipments to 2013. The Compensation Committee determined to make these adjustments because the additional revenues recorded in 2013 related to these matters were not contemplated at the time the Committee set the bonus targets.
For 2013, annual cash bonuses were to be paid at 100% of target if operating metrics were achieved, and would be paid on a sliding scale from zero to 150% of target if the actual results achieved were higher or lower than the target. In the event of any over- or under-achievement between performance thresholds, straight-line interpolation is applied. The 2013 threshold, target and maximum performance levels applicable to each of the three financial performance metrics, and the corresponding bonus award levels, were as follows:

	Performance Level as % of Target	Award Level as % of Target
Threshold	90%	50%
Target	100%	100%
Maximum	110%	150%
Per the terms of their employment agreements, Mr. Schramm was eligible to earn a target bonus of 100% of his base salary, Mr. Warwick was eligible to earn a target bonus of 60% of his base salary (pro-rated for the period of his employment during 2013), and Mr. Royal was eligible to earn a target bonus of 50% of his base salary. Mr. Andrews resigned from the Company on March 1, 2013, therefore he was not eligible to receive a bonus for 2013.
For 2013, after applying adjustments to arrive at the financial measures described above, the Compensation Committee established 2013 revenues for determining bonus achievement of $182.3 million, 2013 operating income for determining bonus achievement of $9.8 million and 2013 operating cash flow for determining bonus achievement of $19.7 million. These measurements resulted in achievement of the performance objectives at 94% of targeted performance. Based on the application of the sliding scale described above, annual performance-based bonuses were paid to our named executive officers at 70% of the target bonuses. The following table details the bonus payout percentages at the target and actual achievement levels, as well as the actual bonus paid out to each of our named executive officers, under the 2013 incentive bonus program:

Named Executive Officers	Target Award as % of Base Salary	Award Earned as % of Target	Incentive Bonus Earned ($)
David J. Schramm	100%	70%	371,000
John Warwick	60%	70%	88,000
Kevin S. Royal	50%	70%	117,000
Van Andrews (1)	50%	—%	—
(1) Mr. Andrews did not receive an incentive bonus payout in 2013 due to his resignation on March 1. 2013.
Equity Incentive Awards. Stock awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and are our primary form of long-term incentive compensation. An effective equity component within total compensation maintains an alignment between the interests of executive officers and stockholders by allowing executives to participate in the long-term appreciation of our stockholder value, while reducing the economic benefit of such awards in the event that we do not perform well. Additionally, our equity incentive awards provide an important retention tool, as they are generally subject to multi-year vesting conditions.
The Compensation Committee typically grants our named executive officers stock awards in February of each year, with 50% of the stock awards in the form of time-based restricted stock and 50% in the form of performance-based restricted stock. In accordance with this methodology, in February 2013, the Committee granted restricted share awards to our named executive officers, with 50% of the share awards vesting annually over four years of continuous service from the date of grant, and 50% contingent upon the Company achieving certain financial performance targets by December 31, 2015. With respect to the performance-based restricted stock, the actual number of performance shares earned will be a function of the extent to which the performance targets are achieved on or before December 31, 2015. These financial targets relate to the achievement of a specified annual revenue target, on which vesting of 50% of the performance share awards is contingent, and the achievement of a specified annual net income after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 50% of the performance share awards is contingent. The financial goals for the performance shares are based on our 2015 financial projections and business plan. However, we consider our 2015 annual revenue and non-GAAP net income after tax targets to be confidential. Revealing specific objectives at this time would provide competitors and other third parties with insights into the Company’s confidential business plans and longer-term strategies, thereby causing competitive harm. At the time of grant, the Compensation Committee believed these financial targets could be attained by the end of the three-year performance period based on the expected growth trajectory of the Company, along with focused efforts by our executive officers, and in the absence of significant changes in economic conditions. Non-GAAP financial results exclude certain items, including non-cash stock-based compensation expense, and other non-cash or non-recurring items. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics (discussed above) are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target. In the event of any over- or under-achievement, straight-line interpolation is applied. However, no shares will vest in the event of underachievement below the floor of 80% of each of the operating metrics. The 2013 threshold, target and maximum performance levels applicable to each of the three financial performance metrics, and the corresponding performance share award levels, were as follows:

	Performance Level as % of Target	Award Level as % of Target
Threshold	80%	50%
Target	100%	100%
Maximum	110%	200%
In February 2013, Mr. Schramm was granted 33,896 time-based restricted shares; Mr. Royal was granted 13,735 time-based restricted shares; and Mr. Andrews was granted 11,790 time-based restricted shares. Additionally, in February 2013, Mr. Schramm was granted 33,897 performance shares at target; Mr. Royal was granted 13,735 performance shares at target; and Mr. Andrews was granted 11,790 performance shares at target. Mr. Andrews resigned from the Company on March 1, 2013, and all of the time-based restricted stock and performance shares awarded in February 2013 were forfeited and canceled. Mr. Schramm retired from the Company effective December 31, 2013 and all of the time-based restricted stock and performance shares awarded in February 2013 were forfeited and canceled. In connection with the commencement of his employment in June 2013, Mr. Warwick was granted 75,000 stock options which vest annually over four years of continuous service; and in August 2013, Mr. Warwick was granted 31,250 time-based restricted shares which vest annually over four years of continuous service; and 31,250 performance shares with vesting tied to the same operating performance milestones as the February 2013 grants to the other named executive officers. The number of performance shares earned for performance at the threshold, target and maximum achievement levels is summarized in the following table:

Named Executive Officers	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
David J. Schramm	16,948	33,896	67,794
John Warwick	15,625	31,250	62,500
Kevin S. Royal	6,868	13,735	27,470
Van Andrews	5,895	11,790	23,580
Severance, Change in Control and Other Post-Employment Programs. With respect to stock options and restricted stock awards, the Company has provided for the acceleration of vesting for certain executive officers upon the occurrence of certain events, including termination of employment due to death or disability, termination without cause or resignation following certain triggering events after a change in control of the Company. The Company further provides for acceleration of vesting of restricted stock awards upon a change in control, including for awards subject to performance milestones. The Compensation Committee believes that these accelerated vesting provisions are necessary to provide a competitive compensation package, and to keep executives focused on their responsibilities during uncertain times caused by a change in control. The agreements between the Company and its named executive officers are described more fully in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” discussed below.
In 2013, the Compensation Committee did not make any changes to the executive officers’ severance or change in control-related compensation.
Perquisites. The Company generally does not provide its executives with perquisites that are not available to all Company employees, other than car allowances. In 2013, the Company provided a car allowance to Messrs. Schramm, Warwick, Royal, and Andrews. In addition, the Company provided Messrs. Schramm and Andrews with a cash reimbursement in lieu of their participation in the Company’s regular health care plans. The amounts of these benefits are detailed in the Summary Compensation Table below.
Transition Agreement with Mr. Schramm
Effective as of December 31, 2013, Mr. Schramm retired from his position as President, Chief Executive Officer and a director of the Company. Beginning on January 1, 2014, Mr. Warwick, our Chief Operating Officer, is serving as interim Chief Executive Officer until such time as a permanent successor is appointed to this role. The Company and Mr. Schramm entered into a Transition and Consulting Agreement (“Transition Agreement”) which provides that Mr. Schramm will serve as a senior advisor to the Company for a period of two years following his retirement. Pursuant to the Transition Agreement, Mr. Schramm remained eligible to receive an annual bonus for 2013 in accordance with our 2013 incentive bonus program. Further, during the term of Mr. Schramm’s services as a senior advisor, we will pay Mr. Schramm his base salary, effective immediately before his retirement, at an amount of $44,167 per month, and a health stipend at an amount of $1,010 per month. The Transition Agreement also provides that Mr. Schramm’s service as a senior advisor is treated as continuing his employment for purposes of vesting in his stock options, restricted stock awards, and performance stock awards outstanding upon his retirement, except that restricted stock awards and performance stock awards granted to Mr. Schramm in February 2013 were forfeited and cancelled on the date of his retirement.
Certain Corporate Governance Considerations
We currently do not require our executive officers to own a particular number of shares of our common stock. The Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our stockholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.
The Compensation Committee has not adopted a policy that goes beyond existing statutory requirements with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We will comply with applicable laws and regulations requiring any such adjustments to, or recovery of, incentive compensation in connection with a financial restatement and the Compensation Committee intends to adopt a policy in this regard once SEC rules on this topic are issued, which is expected to occur later this year.
Tax Considerations
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding under current rules our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, our stockholders approved the material terms of our 2005 Omnibus Equity Incentive Plan at the 2010 Annual Meeting, and the material terms of our 2013 Omnibus Equity Incentive Plan at the 2013 Annual Meeting. We anticipate that any compensation deemed paid to an executive officer in connection with the exercise of options will qualify as performance-based compensation, and should not be subject to the $1 million deduction limitation. Accordingly, all compensation deemed paid with respect to such options should remain deductible by the Company without limitation under Section 162(m). Restricted stock awards that vest solely on length-of-service conditions are not considered performance-based under Section 162(m) and, therefore, are subject to the $1 million deduction limitation. However, performance share awards may qualify for the exemption if they are earned based on stockholder-approved performance metrics and the awards are otherwise administered in accordance with the Section 162(m) requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible and retains discretion to award compensation that exceeds the $1 million deduction limitation and may not be fully deductible. Compensation paid to all named executive officers covered by the Section 162(m) deduction rule did not exceed the $1 million deduction limitation in 2013.

COMPENSATION COMMITTEE REPORT (1)
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the following members of the Compensation Committee:
Mark Rossi (Chairperson)
Robert Guyett
Roger Howsmon

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2013 SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s named executive officers, which include our former chief executive officer, our chief operating officer, our chief financial officer and our former senior vice president of sales and marketing, in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation ($)		Total ($)
David J. Schramm (1) Former President, Chief Executive Officer and Director	2013	681,100	—	717,250	—	371,000	35,000	(6)	1,804,350
	2012	511,000	—	762,300	—	—	37,500	(6)	1,310,800
	2011	494,200	63,400	650,000	—	336,600	34,200	(6)	1,578,400
John Warwick (1) Senior Vice President and Chief Operating Officer, Interim President and Chief Executive Officer	2013	182,800	—	571,250	279,000	88,000	19,400	(7)	1,140,450

Kevin S. Royal (1) Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2013	332,900	—	290,600	—	117,000	43,900	(8)	784,400
	2012	321,800	—	308,000	—	—	40,300	(8)	670,100
	2011	310,200	30,000	270,000	—	105,800	38,300	(8)	754,300
Van Andrews (1) Former Senior Vice President, Sales and Marketing	2013	135,500	—	249,500	—	—	10,000	(9)	395,000
	2012	274,800	—	249,500	—	—	36,900	(9)	561,200
	2011	251,000	30,000	274,300	—	85,700	36,100	(9)	677,100
 __________

(1)
Mr. Schramm joined Maxwell as President and Chief Executive Officer, and was appointed a Director, in July 2007. Mr. Schramm retired from the Company effective December 31, 2013. Mr. Warwick joined Maxwell as a Senior Vice President and Chief Operating Officer in June 2013, therefore his 2013 compensation in the table above reflects only a partial year. Effective January 1, 2014, Mr. Warwick is serving as the Company's interim President and Chief Executive Officer. Mr. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. Mr. Andrews was hired in April 2010 and was subsequently appointed as Senior Vice President, Sales and Marketing, and became a named executive officer in October 2010. Mr. Andrews resigned from the Company on March 1, 2013, therefore, his 2013 compensation in the table above reflects only a partial year.

(2)	The amount of salary for each of our executive officers reflects that 2013, 2012 and 2011 each contained 26 biweekly pay periods.

(3)	The amounts in this column reflect discretionary bonus awards to our named executive officers for accomplishments in 2011, although the actual cash payment occurred in 2012.

(4)
The amounts in these columns represent the grant date fair value of the entire equity award in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, without regard to estimated forfeitures. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014 for a discussion of all assumptions made by the Company in determining the values of its equity awards. The 2013 restricted stock awards to Mr. Schramm were canceled upon his retirement on December 31, 2013. The 2013 restricted stock awards to Mr. Andrews were canceled upon his resignation on March 1, 2013.

(5)
The amounts in this column reflect annual incentive bonus awards earned in the year reported by the named executive officers under our annual bonus plan, although the actual cash payment occurs in the subsequent year.

(6)
For 2013, this amount includes $16,000 in car allowance, $11,500 paid in lieu of health benefits, $3,000 in welfare benefits and $4,500 in 401(k) matching contributions. For 2012, this amount includes $16,000 in car allowance, $11,100 paid in lieu of health benefits, $2,900 in welfare benefits and $7,500 in 401(k) matching contributions. For 2011, this amount includes $15,700 in car allowance, $10,900 paid in lieu of health benefits, $2,600 in welfare benefits and $5,000 in 401(k) matching contribution.

(7)	For 2013, this amount includes $8,300 in car allowance and $11,100 in health and welfare benefits.

(8)
For 2013 this amount includes $16,000 in car allowance, $20,200 in health and welfare benefits and $7,700 in 401(k) matching contributions. For 2012, this amount includes $16,000 in car allowance, $18,500 in health and welfare benefits and $5,800 in 401(k) matching contributions. For 2011, this amount includes $14,500 in car allowance, $18,400 in health and welfare benefits and $5,400 in 401(k) matching contribution.

(9)
For 2013, this amount includes $3,100 in car allowance, $2,100 paid in lieu of health benefits, $600 in welfare benefits and $4,200 in 401(k) matching contributions. For 2012, this amount includes $16,000 in car allowance, $11,100 paid in lieu of health benefits, $2,300 in welfare benefits and $7,500 in 401(k) matching contributions. For 2011, this amount includes $15,700 in car allowance, $10,900 paid in lieu of health benefits and $2,100 in welfare benefits and $7,400 in 401(k) matching contributions.

2013 GRANTS OF PLAN-BASED AWARDS
The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($) (4)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
David J. Schramm (1)	February 13, 2013	530,600	795,900	67,793	101,690	717,250
Kevin S. Royal	February 13, 2013	167,200	250,800	27,470	41,205	290,600
John Warwick (2)	June 17, 2013	126,000	189,000	75,000	75,000	279,000
	August 13, 2013	—	—	62,500	93,750	571,250
Van Andrews (3)	February 13, 2013	143,500	215,250	23,580	35,370	249,500
__________
(1) Mr. Schramm retired effective December 31, 2013. The 67,793 shares awarded to him on February 13, 2013 were cancelled in connection with his retirement.
(2) Mr. Warwick's estimated future payouts under non-equity incentive plan awards are pro-rated to reflect his service during 2013.
(3) Mr. Andrews resigned from the Company on March 1, 2013. The 23,580 shares awarded to him on February 13, 2013 were cancelled in connection with his resignation.
(4) Grant date fair value of stock and option awards is calculated based upon target award payouts.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The following table sets forth information regarding each unexercised option and all unvested restricted stock held by each of our named executive officers as of December 31, 2013. There were no outstanding equity awards held by Van Andrews, Former Senior Vice President, Sales and Marketing, as of December 31, 2013.

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Vested Unexercised Options (#)		Number of Securities Underlying Unvested Unexercised Options (#) (1)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10) ($)
	Exercisable		Unexercisable
David J. Schramm (2)	150,000	(3)	—		$14.20	7/23/2017	—		—
	—		—		—	—	32,585	(5)	253,185
	—		—		—	—	25,698	(6)	199,673
Kevin S. Royal	100,000	(7)	—		$8.26	4/20/2019	—		—
	—		—		—	—	27,470	(4)	213,442
	—		—		—	—	13,165	(5)	102,292
	—		—		—	—	10,674	(6)	82,937
John Warwick	—		75,000	(8)	$6.80	6/17/2023	—		—
	—		—		—	—	62,500	(9)	485,625
_____________

(1)
All stock options held by our named executive officers will vest in full following involuntary termination, or resignation following the occurrence of certain triggering events within a specified period following a change in control of the Company. Upon a change in control of the Company, all restricted shares held by our named executive officers will vest in full, regardless of whether the named executive officer terminates or resigns following a triggering event. These provisions are described in greater detail in “Potential Payments upon Termination or Change in Control” discussed below.

(2)	Mr. Schramm retired from the Company effective December 31, 2013.

(3)
Mr. Schramm was granted an option to purchase 150,000 shares of our common stock in July 2007 under our 2005 Omnibus Equity Incentive Plan. Twenty-five percent of the shares subject to the option vested in July 2008 and the remaining 75% vested in equal monthly installments over the following three years.

(4)
In February 2013, Mr. Royal was granted 27,470 restricted shares with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target.

(5)
In February 2012, Messrs. Schramm and Royal were granted 37,240 and 15,046 restricted shares, respectively, with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. As of December 31, 2013, the vesting of these awards was considered to be unobtainable, but the award had not yet been canceled.

(6)
In February 2011, Messrs. Schramm and Royal were granted 29,981 and 12,453 restricted shares, respectively, with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. As of December 31, 2013, the vesting of these awards was considered to be unobtainable, but the award had not yet been canceled.

(7)
Mr. Royal was granted an option to purchase 100,000 shares of our common stock in April 2009 under our 2005 Omnibus Equity Incentive Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Royal remains in continuous service with the Company.

(8)
Mr. Warwick was granted an option to purchase 75,000 shares of our common stock in June 2013 under our 2005 Omnibus Equity Incentive Plan. The shares vest in equal annual installments over the following four years provided Mr. Warwick remains in continuous service with the Company.

(9)
In August 2013, Mr. Warwick was granted 62,500 restricted shares, respectively, with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. The performance-based awards will be earned at 100% of the target number of shares if the applicable financial metrics are achieved at the target level, and will be paid on a sliding scale from zero to 200% of target if the actual results achieved are higher or lower than the target.

(10)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company common stock on December 31, 2013, which was $7.77. The actual value realized by the officer depends on whether the shares vest and the future performance of our common stock.

2013 OPTION EXERCISES AND STOCK VESTED
With respect to our named executive officers, the following table shows the stock options exercised and the number of shares of restricted stock that vested during fiscal year 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
David J. Schramm (2)	—	—	8,938	88,675
Kevin S. Royal	—	—	8,660	62,502
John Warwick	—	—	—	—
Van Andrews (3)	—	—	1,265	13,624
_________

(1)
Value realized is based on the fair market value of our common stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

(2)	Mr. Schramm retired effective December 31, 2013.

(3)	Mr. Andrews resigned from the Company on March 1, 2013.

EMPLOYMENT AGREEMENTS
Mr. Schramm retired effective December 31, 2013 and is currently serving as a senior advisor to the Company for a period of two years following his retirement. In July 2007, the Company had entered into an employment agreement with Mr. Schramm. The agreement provided for a base salary and an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus was to be determined by our Board or our Compensation Committee. The agreement provided that if Mr. Schramm’s service was terminated without cause, he would continue to receive his base salary for a period of twelve months, at the rate in effect at the time of termination, and up to twelve months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s common stock and 100,000 restricted shares of the Company’s common stock. The options vested over four years, so long as Mr. Schramm was continuously employed. On the first anniversary date of Mr. Schramm’s employment date, 25% of the options vested, with the remainder having vested in equal monthly installments over the following three years. Also, on the first anniversary date of Mr. Schramm’s employment date, 25% of the restricted shares vested, with the remainder having vested in equal quarterly installments over the next three years. If the Company had been subject to a change in control, all restricted shares would vest in full and if Mr. Schramm was subject to an involuntary termination within twelve months of the change in control, all options would vest in full.
In March 2009, the Company entered into an employment agreement with Mr. Royal. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Royal’s service is terminated without cause, he will receive his monthly base salary for six months, at the rate in effect at the time of termination, and up to six months of health benefits. Pursuant to the agreement, Mr. Royal was granted an option to purchase 100,000 shares of the Company’s common stock and 40,000 restricted shares of the Company’s common stock. The options and half of the restricted shares vest over four years, so long as Mr. Royal is continuously employed by the Company; the balance of the restricted shares are subject to vesting based upon meeting various departmental or Company performance objectives and completion of one year of service. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the change in control, all options will vest in full.

In May 2013, the Company entered into an employment agreement with Mr. Warwick. The agreement provides for a base salary and an incentive bonus with a target amount of 60% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Warwick's service is terminated without cause, he will continue to receive his base salary for a period of six months, at the rate in effect at the time of termination, and up to twelve months of health benefits. Pursuant to the agreement, Mr. Warwick was granted an option to purchase 75,000 shares of the Company’s common stock and 62,500 restricted shares of the Company’s common stock. The options vest over four years, so long as Mr. Warwick is continuously employed by the Company. Half of the restricted shares vest over four years, so long as Mr. Warwick is continuously employed by the Company; the balance of the restricted shares are subject to vesting based upon meeting various Company performance objectives and completion of one year of service. If the Company is subject to a change in control before Mr. Warwick's service with the Company terminates, and Mr. Warwick is subject to an involuntary termination within six months of the change in control, all options and restricted shares will vest in full.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
David J. Schramm
Mr. Schramm retired effective December 31, 2013 and a payment was made for his accrued vacation balance in December 2013. The terms of Mr. Schramm's Transition Agreement are discussed in the Compensation Discussion and Analysis section of this document. Pursuant to his employment agreement, as amended, if Mr. Schramm’s employment had terminated without cause, either before or after a change in control, he would continue to receive his base salary for a period of twelve months and the Company would pay the equivalent of the employer’s contribution for health benefits for up to twelve months. If Mr. Schramm’s employment had terminated due to death or disability, all options and restricted shares granted to Mr. Schramm would have become fully vested. If the Company was subject to a change in control, all restricted shares would vest in full and if Mr. Schramm was subject to an involuntary termination within twelve months of the change in control, all options would vest in full.

Kevin S. Royal
Pursuant to his employment agreement, if Mr. Royal’s employment is terminated without cause, either before or after a change in control, he will continue to receive his base salary for a period of six months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to six months. If Mr. Royal’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Royal will become fully vested. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the change in control, all options will vest in full.
John Warwick
Pursuant to his employment agreement, if Mr. Warwick’s employment is terminated without cause, either before or after a change in control, he will continue to receive his base salary for a period of six months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to six months. If Mr. Warwick’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Warwick will become fully vested. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Warwick is subject to an involuntary termination within six months of the change in control, all options will vest in full.
Van Andrews
Mr. Andrews resigned his position with the Company effective March 1, 2013. In connection with the termination of Mr. Andrews’ employment, a payment was made to Mr. Andrews for his accrued vacation balance.  No other payments were made to Mr. Andrews in connection with his termination.
Estimated Payments and Benefits
The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a change in control of the Company described above, as if each officer’s employment terminated as of December 31, 2013, the last business day of the 2013 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause ($)	Termination without Cause Prior to Change in Control ($)	Termination due to Death or Disability ($)	Termination without Cause or Resignation following a Trigger Event after a Change in Control ($)	Change in Control (no termination of employment) ($)

David J. Schramm	Severance (1)	—	530,600	530,600	530,600	—
	Restricted Stock Acceleration (3)	—	—	448,800	448,800	448,800
	Health and Welfare (4)	—	14,500	14,500	14,500	—
	Vacation Payout (1)	—	—	—	—	—
	Total Value	—	545,100	993,900	993,900	448,800

Kevin S. Royal	Severance (1)	—	167,200	167,200	167,200	—
	Option Acceleration (2)	—	—	—	—	—
	Restricted Stock Acceleration (3)	—	—	395,100	395,100	395,100
	Health and Welfare (4)	—	10,100	10,100	10,100	—
	Vacation Payout (1)	96,500	96,500	96,500	96,500	—
	Total Value	96,500	273,800	668,900	668,900	395,100

John Warwick	Severance (1)	—	180,000	—	138,600	—
	Option Acceleration (2)	—	—	67,500	67,500	—
	Restricted Stock Acceleration (3)	—	—	481,300	481,300	481,300
	Health and Welfare (4)	—	9,500	9,500	9,500	—
	Vacation Payout (1)	20,400	20,400	20,400	20,400	—
	Total Value	20,400	209,900	578,700	717,300	481,300
 ____________

(1)
For purposes of valuing the severance and vacation payments in the table above, the computation is based on each executive’s base salary in effect at the end of 2013 and the number of accrued but unused vacation days at the end of 2013.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the change in control (if applicable) occurred on December 31, 2013. The value of the option acceleration was calculated by multiplying the number of unvested shares subject to each option by the excess of $7.77, which was the closing sales price of the Company’s common stock on December 31, 2013, over the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the change in control (if applicable) occurred on December 31, 2013. The value of the restricted stock acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing sales price of the Company’s common stock on December 31, 2013.

(4)
Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the change in control provisions set forth in each individual executive’s employment agreement.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	923,812	(1)	$10.49	2,302,123	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	923,812		$10.49	2,302,123
 __________

(1)	Includes 829,356 stock options and 61,506 restricted stock units outstanding under the 2005 Omnibus Equity Incentive Plan, and 32,950 stock options outstanding under the 1995 Stock Option Plan.

(2)	Includes 568,336 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 1,733,787 shares available for future issuance under the 2013 Omnibus Equity Incentive Plan.
RELATED PARTY TRANSACTION
None.

OTHER BUSINESS
The Board does not intend to present any other business at the Annual Meeting and knows of no other matters which will be presented at the Annual Meeting.
INCORPORATION BY REFERENCE
The rules of the SEC allow the Company to “incorporate by reference” certain information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This Proxy Statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s 2013 Annual Report on Form 10-K, a copy of which is being furnished to you with this Proxy Statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123.
By Order of the Board of Directors,

Kevin S. Royal
Secretary
March 27, 2014
San Diego, California
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU ARE ENCOURAGED TO VOTE BY INTERNET.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Form 10-K are available at www.proxyvote.com.

MAXWELL TECHNOLOGIES, INC.
This proxy is solicited on behalf of the Board of Directors
For the Annual Meeting of Stockholders
May 6, 2014 11:00 A.M. MDT

The stockholder(s) hereby appoint(s) John Warwick and Kevin S. Royal, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MAXWELL TECHNOLOGIES, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 11:00 a.m.,MDTT on May 6, 2014, at the Renaissance Glendale Hotel located at 9495 West Coyotes Boulevard, Glendale, Arizona 85305,, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, AND 3.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2014 Annual Meeting of Stockholders and accompanying Proxy Statement dated March 27, 2014.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

MAXWELL TECHNOLOGIES, INC. 3888 Calle Fortunada San Diego, CA 92123
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
 --------------------------------------------------------------------------------------------------------------------------------------------------------
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1	Election of Directors	☐	☐	☐
Nominees
01 Robert Guyett 02 Yon Yoon Jorden
The Board of Directors recommends you vote FOR proposals 2, and 3.						For	Against	Abstain
2	Ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.					☐	☐	☐
3	To approve, on an advisory basis, our named executive officer compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date